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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
Sherwood Brands, Inc. and Subsidiaries



We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated October 7, 1997, except for Note 18, the date of which is December 12, 1997, relating to the consolidated financial statements of Sherwood Brands, Inc. and Subsidiaries, which is contained in that Prospectus, and of our report dated October 7, 1997, except for Note 18, the date of which is December 12, 1997, relating to the schedule, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



                                                BDO Seidman, LLP



Washington, D.C.
March 27, 1998